PRICING SUPPLEMENT No. G347

(To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-G dated February 4, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020)

Equity Index Linked Notes

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 July 28, 2022
Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the S&P 500® Index due August 2, 2027

■	Linked to the S&P 500® Index (the “Index”)

■	Potential for a positive return at maturity based on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:

■	If the ending level is greater than the starting level, you will receive the principal amount plus 100% participation in the upside performance of the Index, subject to a maximum return at maturity of 54% of the principal amount. As a result of the maximum return, the maximum maturity payment amount is $1,540 per note

■	If the ending level is equal to or less than the starting level, you will be repaid the principal amount, but you will not receive any positive return on your investment

■	Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)

■	All payments on the notes are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

■	No periodic interest payments or dividends

■	No exchange listing; you should be willing and able to hold your notes to maturity

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-11 in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$38.70	$961.30
Total	$6,935,000	$268,384.50	$6,666,615.50
(1)	Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive an agent discount of $38.70 per note. The agent may resell the notes to other securities dealers at the original offering price less a concession of $25.00 per note. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $1.20 per note of the agent discount to WFA as a distribution expense fee for each note sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

(2)	Credit Suisse will pay a fee of $1.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Credit Suisse AG (“Credit Suisse”) currently estimates the value of each $1,000 original offering price of the notes on the pricing date is $956 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The notes are unsecured obligations of Credit Suisse, and all payments on the notes are subject to the credit risk of Credit Suisse.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Wells Fargo Securities

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I-G dated February 4, 2022: https://www.sec.gov/Archives/edgar/data/1053092/000095010322002045/dp166589_424b2-ig.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

PRS-2

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Investor Considerations

We have designed the notes for investors who:

■	seek 100% exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum return at maturity of 54% of the principal amount;

■	seek the repayment of the principal amount at maturity regardless of the performance of the Index;

■	are willing to forgo interest payments on the notes and dividends on securities included in the Index; and

■	are willing to hold the notes to maturity.

The notes are not designed for, and may not be an appropriate investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek certainty of receiving a positive return on their investment;

■	seek uncapped exposure to the upside performance of the Index;

■	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

■	seek current income;

■	are unwilling to accept the risk of exposure to the large-capitalization segment of the United States equity market;

■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

■	are unwilling to accept the credit risk of Credit Suisse; or

■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Terms of the Notes
Market Measure:	The S&P 500® Index (the “Index”)
Pricing Date:	July 28, 2022
Issue Date:	August 2, 2022
Principal Amount and Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Calculation Day:	July 26, 2027. If such day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day may also be postponed due to the occurrence of a market disruption event. See “Additional Terms of the Notes—Market Disruption Events” below. To the extent that we make any change to the expected issue date, the calculation day may also be changed in our discretion to ensure that the term of the notes remains the same.
Maturity Payment Amount:

The “maturity payment amount” per note will equal:

•

if the ending level is greater than the starting level: $1,000 plus the lesser of:

(ii)

the maximum return;

•

if the ending level is less than or equal to the starting level: $1,000

All payments on the notes are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

Stated Maturity Date:	August 2, 2027. If the calculation day is postponed, the stated maturity date will be the later of (i) August 2, 2027 and (ii) three business days after such calculation day as postponed. See “—Calculation Day” and “Additional Terms of the Notes—Market Disruption Events” below. To the extent that we make any change to the expected issue date, the stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same. If the stated maturity date is not a business day, the payment to be made at maturity will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The notes are not subject to redemption by Credit Suisse or repayment at the option of any holder of the notes prior to maturity. No interest or other payment will be payable hereon because of any such postponement of the stated maturity date.
Starting Level:	4072.43, the closing level of the Index on the pricing date.
Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.
Index Return:	The “index return” is the percentage change from the starting level to the ending level, measured as follows:
Maximum Return:	The “maximum return” is 54% of the principal amount per note ($540 per note). As a result of the maximum return, the maximum maturity payment amount of the notes will be $1,540 per note.

PRS-4

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Upside Participation Rate:	100%
Calculation Agent:	Credit Suisse International
No Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations” herein.
Supplemental Plan of Distribution:

Under the terms of the distributor accession confirmation with WFS dated as of August 1, 2016, WFS will act as agent for the notes and will receive an agent discount of $38.70 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession of $25.00 per note. Such securities dealers may include WFA (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). WFS will pay $1.20 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition, Credit Suisse will pay a fee of $1.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

We expect to deliver the notes against payment for the notes on the issue date indicated herein, which may be a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the issue date is more than two business days after the pricing date, purchasers who wish to transact in the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Prohibition of Sales to European Economic Area Retail Investors

Any notes which are the subject of the offering contemplated by this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)

the expression “retail investor” means a person who is one (or more) of the following:

(i)

a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)

not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

PRS-5

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Any notes which are the subject of the offering contemplated by this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)

the expression “retail investor” means a person who is one (or more) of the following:

(i)

a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)

not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)

the expression an  “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Denominations:	$1,000 and any integral multiple of $1,000.
Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•

a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22553QAL1

PRS-6

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in any product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Securities	Notes
Underlying	Index
Trade date	Pricing date
Valuation date	Calculation day
Maturity date	Stated maturity date
Initial level	Starting level
Final level	Ending level

PRS-7

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Determining Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Hypothetical Payout Profile

The following profile is based on a maximum return of 54% or $540 per note and an upside participation rate of 100%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your notes to maturity.

Hypothetical Index Return
Hypothetical Security Return
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
54.00%
100% of Index return, to maximum return
No Downside Exposure
Security Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Index Return at Maturity

PRS-9

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement, the underlying supplement, any product supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. An investment in the notes involves significant risks. This section describes material risks relating to an investment in the notes.

Risks Relating to the Notes Generally

The Notes Are Subject To The Credit Risk Of Credit Suisse.

Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the ending level is greater than the starting level. Because the level of the Index will be subject to market fluctuations, the ending level may be less than the starting level, in which case you will only receive the principal amount of your notes at maturity. Even if the ending level is greater than the starting level, the amount you receive at maturity may only be slightly greater than the principal amount.

Regardless Of The Amount Of Any Payment You Receive On The Notes, Your Actual Yield May Be Different In Real Value Terms.

Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

The Potential Return On The Notes Is Limited To The Maximum Return.

The appreciation potential of the notes will be limited to the maximum return, regardless of any appreciation of the Index, which may be significant. The Index may appreciate by significantly more than the percentage represented by the maximum return, in which case an investment in the notes will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Index.

No Periodic Interest Will Be Paid On The Notes.

We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the maturity payment amount is based on the appreciation or depreciation of the Index.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating to the Index

Historical Performance Of The Index Is Not Indicative Of Future Performance.

The future performance of the Index cannot be predicted based on its historical performance. We cannot guarantee that the ending level of the Index will be at a level that would result in a positive return on your overall investment in the notes.

We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

We and our affiliates generally are not affiliated with the Index or index sponsor in any way (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Index.

PRS-10

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Changes To The Index Could Adversely Affect The Notes.

The index sponsor can add, delete or substitute the components included in the Index, make other methodological changes that could change the level of the Index, or discontinue or suspend calculation or dissemination of the Index at any time. If one or more of these events occurs, the calculation of the maturity payment amount will be adjusted to reflect such event or events. Please refer to “Additional Terms of the Notes—Adjustments to the Index” and “Additional Terms of the Notes—Discontinuance of the Index” herein. Any of these actions could adversely affect the amount payable in respect of the notes and/or the value of the notes.

We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In The Index.

We cannot control the actions of any issuers of the equity securities included in the Index. Actions by such issuers may have an adverse effect on the level of the Index and, consequently, on the value of the securities.

No Ownership Rights Relating To The Index.

Your return on the notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Index. The return on your investment is not the same as the total return you would receive based on a purchase of the equity securities that comprise the Index.

No Voting Rights Or Dividend Payments.

As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Index.

Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Notes.

Government regulatory action, including legislative acts and executive orders, could materially affect the Index. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the notes.

Risks Relating to the Issuer

Credit Suisse Is Subject To Swiss Regulation.

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (“FINMA”) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

Risks Relating to Conflicts of Interest

Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may carry out hedging activities related to the notes, including in instruments related to the Index. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may also trade instruments related to the Index from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

Our Economic Interests Are Potentially Adverse To Your Interests.

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent for the offering of the notes, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

PRS-11

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

Unpredictable Economic And Market Factors Will Affect The Value Of The Notes.

The payout on the notes can be replicated using a combination of the components described in “The Estimated Value Of The Notes On The Pricing Date Is Less Than The Original Offering Price.” Therefore, in addition to the level of the Index, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Index;

o	the time to maturity of the notes;

o	the dividend rate on the equity securities included in the Index;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Index or markets generally and which may affect the level of the Index; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The Estimated Value Of The Notes On The Pricing Date Is Less Than The Original Offering Price.

The initial estimated value of your notes on the pricing date (as determined by reference to our pricing models and our internal funding rate) is less than the original offering price. The original offering price of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the pricing date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

On The Pricing Date The Internal Funding Rate We Use In Structuring Securities Such As These Notes Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Notes Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Notes.

The internal funding rate we use in structuring securities such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the pricing date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market” below.

PRS-12

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

If Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) bid for your notes in secondary market transactions, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original offering price and the estimated value of the notes on the pricing date. Neither Credit Suisse (or any of its affiliates) nor WFS (or any of its affiliates) is obligated to make a secondary market. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which Credit Suisse or WFS would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the pricing date, the secondary market price of your notes will be lower than the original offering price because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the original offering price, and that higher price may also be initially used for account statements or otherwise. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately five months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

The Notes Will Not Be Listed On Any Securities Exchange And A Trading Market For The Notes May Not Develop.

The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

PRS-13

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the pricing date and during the term of the notes (including on the calculation day) could adversely affect the level of the Index and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

PRS-14

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Hypothetical Returns

The following table illustrates, for a maximum return of 54% or $540 per note and a range of hypothetical index returns:

•	the hypothetical maturity payment amount per note; and

•	the hypothetical total rate of return.

Hypothetical index return	Hypothetical maturity payment amount per note	Hypothetical total rate of return
100.00%	$1,540	54.00%
75.00%	$1,540	54.00%
54.00%	$1,540	54.00%
50.00%	$1,500	50.00%
40.00%	$1,400	40.00%
30.00%	$1,300	30.00%
20.00%	$1,200	20.00%
10.00%	$1,100	10.00%
0.00%	$1,000	0.00%
-10.00%	$1,000	0.00%
-20.00%	$1,000	0.00%
-30.00%	$1,000	0.00%
-40.00%	$1,000	0.00%
-50.00%	$1,000	0.00%
-75.00%	$1,000	0.00%
-100.00%	$1,000	0.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at maturity and the resulting rate of return will depend on the actual ending level.

PRS-15

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Hypothetical Maturity Payment Amounts

Set forth below are three examples of maturity payment amount calculations, reflecting a maximum return of 54% or $540 per note. The terms used for purposes of these hypothetical examples do not represent the actual starting level or ending level. The hypothetical starting level of 100 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The level of the Index increases by 5% from the starting level to the ending level. The maturity payment amount is greater than the principal amount but less than the maximum return:

Hypothetical starting level: 100

Hypothetical ending level: 105

Since the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus the lesser of:

That is, $1,000 plus the lesser of:

At maturity you would receive $1,050 per note.

Example 2. The level of the Index increases by 80% from the starting level to the ending level. The maturity payment amount is equal to the maximum return:

Hypothetical starting level: 100

Hypothetical ending level: 180

Since the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus the lesser of:

That is, $1,000 plus the lesser of:

At maturity you would receive $1,540 per note.

Example 3. The level of the Index decreases by 5% from the starting level to the ending level. The maturity payment amount is equal to the principal amount:

Hypothetical starting level: 100

Hypothetical ending level: 95

PRS-16

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Since the hypothetical ending level is less than the hypothetical starting level, the maturity payment amount per note would equal the principal amount.

At maturity you would receive $1,000 per note.

To the extent that the starting level and ending level differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Additional Terms of the Notes

The notes are senior unsecured Medium-Term Notes issued by Credit Suisse. In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent

Credit Suisse International, one of our subsidiaries, will act as calculation agent for the notes. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the maturity payment amount. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

PRS-18

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange with respect to the Index or any successor equity index prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange with respect to the Index or successor equity index fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange with respect to the Index or any successor equity index are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the calculation day, then the calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Index.

As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor

PRS-19

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the sponsor or publisher of the Index (the “index sponsor”) discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Credit Suisse, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity for purposes of calculating the closing level of the Index on any date of determination. Upon any selection by the calculation agent of a successor equity index, Credit Suisse will cause notice to be given to holders of the notes.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the notes.

Events of Default and Acceleration

If an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the maturity payment amount, calculated as provided herein. The maturity payment amount will be calculated as though the date of acceleration were the calculation day.

PRS-20

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

The S&P 500® Index

The S&P 500® Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information about the S&P 500® Index.

Historical Information

We obtained the closing levels of the Index in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 3, 2017 to July 28, 2022. The closing level on July 28, 2022 was 4072.43. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

PRS-21

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the notes is respected.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 4.43%, compounded semi-annually, and that the projected payment schedule with respect to a note is as follows:

Payment Dates	Projected payment (per $1,000)	OID deemed to accrue during accrual period (per $1,000)	Total OID deemed to have accrued from original issue date as of end of accrual period (per $1,000)
February 2, 2023	$0	$22.15	$22.15
August 2, 2023	$0	$22.64	$44.79
February 2, 2024	$0	$23.14	$67.93
August 2, 2024	$0	$23.65	$91.59
February 2, 2025	$0	$24.18	$115.77
August 2, 2025	$0	$24.71	$140.48
February 2, 2026	$0	$25.26	$165.74
August 2, 2026	$0	$25.82	$191.56
February 2, 2027	$0	$26.39	$217.96
Maturity Date	$1,244.93	$26.98	$244.93

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

PRS-22

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-23

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due August 2, 2027

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated July 22, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 22, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 22, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 22, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

PRS-24